STOCK PURCHASE AND ESCROW AGREEMENT

THIS STOCK PURCHASE AND ESCROW AGREEMENT (the "**Agreement**") is made and entered into this 31st day of July, 2017, by and between **IIM1, LLC**, a California limited liability company with its principal place of business located at 4521 Sharon Road, Suite 407, Charlotte, NC 28211 (hereinafter referred to as "**Seller**"), **STONE STREET PARTNERS, LLC**, a North Carolina limited liability company with a principal place of business located at 4521 Sharon Road, Suite 450, Charlotte, NC 28211 (the "**Purchaser**") and **PEARLMAN LAW GROUP LLP**, a Florida limited liability partnership with a principal place of business located at 900 South Andrews Avenue, Suite 901, Fort Lauderdale, FL 33301 (the "**Escrow Agent**").

W I T N E S S E T H:

WHEREAS, the Seller is the record owner of sixty-five (65) shares (the "**Shares**") of the Series B Convertible Preferred Stock (the "**Series B Preferred**") of NuGene International, Inc., a Nevada corporation ("**NuGene**""), having acquired such Shares of Series B Preferred as partial compensation for advisory services performed by the Seller;

WHEREAS, Level Brands, Inc., a North Carolina corporation ("**Level Brands**"), is the Manager of the Seller and the holder of all of the Seller's outstanding voting membership interests.

WHEREAS, the Chief Executive Officer of the Seller is also the manager of the Buyer and, in such respective positions, is considered an "affiliate" of the Seller, Level Brands and the Buyer as that term is defined under Federal securities laws;

WHEREAS, the Purchaser desires to purchase the Shares, and the Seller desires to sell the Shares, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Shares, including the shares of NuGene's common stock into which such Shares are convertible, are "restricted securities" as that term is defined in the Securities Act of 1933, as amended (the "**Securities Act**").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares aforementioned, it is hereby agreed as follows:

1. **Recitals**. The foregoing recitals are true and correct and are hereby incorporated by such reference thereto.

2. **Purchase and Sale; Closing**.

(a) At the Closing, the Seller shall sell, transfer and assign all of the Shares to the Buyer for $475,000.00 (the "**Purchase Price**"), payable as follows:

(i) $200,000.00 in cash; and

(ii) a promissory note (the "**Note**") in the principal amount of $275,000.00 in the form attached hereto as Exhibit A and incorporated herein by such reference.

(b) The closing (the "**Closing**") of the transactions contemplated by this Agreement shall be held at the offices of the Seller on such date and time as agreed to by the parties.

(c) At Closing:

(i) the Purchaser shall tender the cash portion of the Purchase Price to Seller in immediately available funds and deliver the Note;

(ii) the Seller shall deliver to the Purchaser a certificate representing twenty-seven (27) Shares (the "**Delivered Shares**"), accompanied by a medallion stock power duly executed in blank. As promptly as possible thereafter, the Purchaser shall submit the certificate representing the Delivered Shares and the medallion stock power to NuGene's transfer agent, together with such additional documents as are requested by such transfer agent, to promptly facilitate the transfer of the Delivered Shares to the Purchaser. The Purchaser is responsible for the payment of all transfer fees and documentary stamp taxes which may be due upon the purchase and sale of the Shares; and

(iii) to secure the payment of the Note, the parties shall deposit with the Escrow Agent (the "**Escrow Account**") a certificate representing the remaining thirty-eight (38) Shares (the "**Escrow Shares**") together with a medallion stock power for such certificate (collectively, with the Escrow Shares, the "**Escrow Property**"). This Agreement and the escrow created hereunder shall not become effective unless and until the Escrow Property has been deposited with the Escrow Agent. During the pendency of the Escrow Account, the Escrow Agent shall hold and keep such Escrow Property in its possession and such Escrow Shares shall not be sold, assigned, transferred, pledged, or otherwise hypothecated by it during the term of the Escrow Account.

(d) For so long as the Escrow Shares are held by the Escrow Agent, all dividends and distributions payable in cash or non-cash property (including capital stock of NuGene) with respect to the Escrow Shares shall be delivered to the Escrow Agent to hold in accordance with the terms hereof and shall be considered a part of the Escrow Property. The Escrow Shares will be subject to any split, reverse split, reclassification other adjustment to the Shares.

3. **Release of Escrow Shares**.

(a) The Escrow Agent shall disburse the Escrow Shares as follows:

(i) At such time as the Escrow Agent receives written notice executed by the Seller and the Purchaser on or before July 31, 2018 (the "**Note Maturity Date**") that the Note has been paid in full in accordance with its terms, upon receipt of same the Escrow Agent shall immediately deliver the Escrow Property to the Purchaser; or

(ii) If the Escrow Agent shall not have been provided written notice executed by the Seller and the Purchaser on the Note Maturity Date that the Note has been satisfied in full in accordance with its terms, the Escrow Agent shall immediately deliver the Escrow Property to the Seller.

(c) Upon disbursement of the Escrow Property as set forth in this Section 3, the Escrow Account shall terminate.

(d) At any time, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any court it deems appropriate, to determine ownership or disposition of the Escrow Property or it may deposit the Escrow Property with the clerk of any appropriate court or it may retain the Escrow Property pending receipt of a final, nonappealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Property are to be disbursed and delivered. During the pendency of any such action, the Escrow Agent may suspend the

performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be). The Escrow Agent shall have no liability to the parties hereto or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Property held in the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent.

(e) The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(i) The Escrow Agent shall not be liable for any error in judgment or mistake of law or fact, or for any action taken or omitted to be taken by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment. The Escrow Agent shall not be liable for any delay in delivering Escrow Property as required hereby, absent its own gross negligence or willful misconduct;

(ii) The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent other than itself), statement, instrument, report or other paper or document (not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons;

(iii) The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the Seller and the Purchaser and, if the duties or rights of the Escrow Agent are affected by any such modification of or waiver under this Agreement, unless the Escrow Agent shall have given its prior written consent thereto;

(iv) The Escrow Agent acts hereunder as a depositary only, and shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall be entitled to rely upon the notices to be provided to it pursuant to Section 3 hereof and shall have no responsibility to independently ascertain if the conditions have or have not been satisfied;

(v) The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from Seller and the Purchaser, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption;

(vi) The Escrow Agent shall be indemnified and held harmless by the Seller, the Purchaser and each of their respective officers, directors, members, employees, agents and affiliates, successors, heirs and assigns upon demand by the Escrow Agent, from and against any claims, demands, losses, damages, liabilities, costs and expenses, including counsel fees and disbursements, (collectively,

"**Damages**") suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the Escrow Property held by it hereunder or any such Damages. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder, except to the extent of actual prejudice demonstrated by such party. The obligations of the Seller and the Purchaser under this Section 3(e)(vi) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent;

(vii) From time to time on and after the date hereof, the parties shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder;

(viii) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other parties hereto prior written notice of at least seven (7) business days. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, all of the Escrow Property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the seven (7) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Property with any court it deems appropriate;

(ix) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, other than itself; and

(x) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it (other than itself) is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

4. **Representations and Warranties of Seller**. Seller hereby warrants and represents to the Purchaser:

(a) Power and Standing. Seller is authorized to enter into this Agreement and perform Seller's obligations hereunder, and no consent of any person is necessary in order for Seller to sell, assign and transfer the Shares to Purchaser.

(b) Restrictions on Stock. Seller is not a party to any agreement, written or oral, creating rights in respect to the Shares in any third person. Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges, except for any applicable restrictions under Federal securities laws. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Shares, nor are there any securities convertible into such Shares.

5. **Representations and Warranties of the Purchaser**. The Purchaser warrants and represents to the Seller:

(a) No Registration. Neither the Shares nor the shares of NuGene's common stock underlying the Shares have been registered under the Securities Act or under applicable state blue sky laws.

(b) Power and Authority. The Purchaser is authorized to enter into this Agreement and perform Purchaser's obligations hereunder, and no consent of any person is necessary in order for Purchaser to purchase the Shares.

(c) Investment Intent. The Shares are being acquired for the Purchaser's own account, for investment purposes only and not with a view for distribution or resale except in compliance with Federal securities laws. The Purchaser will not sell or otherwise transfer the Shares unless such securities are subsequently registered under the Securities Act or an exemption from the registration requirements of the Securities Act is then available. The purchase of the Shares represents a high risk capital investment, and the Purchaser is able to afford an investment in a speculative venture such as NuGene. The Purchaser has adequate means of providing for the Purchaser's current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares. The Purchaser is an accredited investor as that term is defined in the Securities Act. The Purchaser was not delivered any offering or other materials in connection with the transactions contemplated hereby.

6. **Notices**. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by e-mail transmission (if receipt is electronically confirmed), or by a prepaid overnight courier service (if receipt is confirmed in writing) addressed to the parties at the addresses set forth above (or at such other address for a party as shall be specified by like notice).:

7. **Miscellaneous**.

(a) Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement.

(b) Waiver. No waiver of any of the provisions of this Agreement shall be effective against any party to this Agreement unless reduced in writing and duly signed by such party. The waiver by any party of any right hereunder or of any breach of any of the terms hereof or defaults hereunder shall

not be deemed a waiver of any other rights or any subsequent breach or default, whether of the same or of a similar nature, and shall not in any way affect the terms hereof except to the extent of such waiver.

(c) Amendment. This Agreement can not be amended or modified unless made in writing and duly signed by the parties hereto.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

(e) Assignment. Except as may be specifically set forth herein, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

(f) Costs and Expenses. Each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein. The fees of the Escrow Agent shall be paid by the Seller.

(g) Non-Impairment of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(h) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart, or facsimile of a counterpart, of the Agreement signed by the other party or parties hereto. Delivery of an executed copy of this Agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

(i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina excluding the conflicts of laws provisions thereof. The Seller and Purchaser agree that, except as otherwise provided herein, the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the courts of Mecklenburg County, North Carolina, and each of the parties hereby submits to the exclusive jurisdiction and venue of such courts for the purpose of such action. Any suit, action or proceeding arising out of or relating to the Escrow Agent shall be brought in State Circuit Court or Federal District Court located in Broward County, Florida, and the parties hereby submit to the exclusive jurisdiction of such courts and waive any objection to the laying of venue in such courts.

(j) Role of Counsel. Each party acknowledges that it has had the opportunity to obtain the advice of independent counsel of its choosing prior to its execution of this Agreement and that it has availed itself of this opportunity to the extent it deemed necessary and advisable. For the purposes

of interpretation and construction of this Agreement, this Agreement shall be deemed to have been drafted by the Seller and by the Purchaser.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

IIM1, LLC.

By Level Brands, Inc., its Manager

By: ______________________________
Mark Elliott, Chief Financial Officer and Chief Operating Officer

Stone Street Partners, LLC

By: ______________________________
Martin A. Sumichrast, Manager